CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price(1)	Amount of Registration Fee(2)
4.550% InterNotes® Due May 15, 2045	$34,460,000	$4,004.25
TOTAL		$4,004.25
(1)	Excludes accrued interest, if any.

(2)

Calculated in accordance with Rule 457(r) under the Securities Act of 1933, as amended. This “Calculation of Registration Fee” table shall be deemed to update the “Calculation of Registration Fee” table in Prudential Financial, Inc.’s Registration Statement on Form S-3 (Nos. 333-202465).

Prudential Financial InterNotes®, Due One Year or More from Date of Issue

Filed under Rule 424(b)(2), Registration Statement No. 333-202465

Final Pricing Supplement No. 12 - Dated Monday, May 18, 2015. To Prospectus Dated March 3, 2015 and Prospectus Supplement dated March 3, 2015

Investors should read this pricing supplement in conjunction with the Prospectus and Prospectus Supplement.

CUSIP Number	Aggregate Principal Amount	Selling Price	Gross Concession	Net Proceeds	Interest Type	Interest Rate	Payment Frequency	Maturity Date	1st Interest Payment Date	1st Interest Payment Amount	Survivor’s Option*	Product Ranking
74432AH86	$34,460,000.00	100.000%	3.150%	$33,374,510.00	Fixed	4.550%	Semi-Annual	05/15/2045	11/15/2015	$21.99	Yes	Senior Unsecured Notes

Subject to our redemption right, we will pay you interest on the notes on a Semi-Annual basis on May 15th and Nov 15th. The first such payment will be made on Nov 15, 2015. The interest rate per annum and stated maturity date are set out above. The regular record dates for your notes are each business day preceding each date on which interest is paid.

Any notes sold by the selling agents to securities dealers, or by securities dealers to certain other brokers or dealers, may be sold at a discount from the initial selling price up to 1.8000% of the principal amount.

Redemption Information: Callable at 100.000% on 05/15/2020 and every interest payment date thereafter.

This tranche of Prudential Financial, Inc. InterNotes (CUSIP 74432AH86) will be subject to redemption at the option of Prudential Financial, Inc., in whole on the interest payment date occurring on 05/15/2020 and on any interest payment date thereafter at a redemption price equal to 100% of the principal amount of this tranche of Prudential Financial, Inc. InterNotes plus accrued and unpaid interest thereon, if any, upon at least 30 Calendar Days prior notice to the noteholder and the trustee, as described in the prospectus supplement.

Additional Information: The notes do not amortize and are not zero coupon or original discount notes.

Joint Lead Managers and Lead Agents: BofA Merrill Lynch, Incapital LLC Agents: Barclays, Citigroup, Credit Suisse, Deutsche Bank Securities, Fidelity Capital Markets, J.P. Morgan, Morgan Stanley, Siebert Capital Markets, Ramirez & Co., Inc., RBC Capital Markets, Wells Fargo Advisors, LLC

Prudential Financial, Inc.

Offering Dates: Monday, May 11, 2015 through Monday, May 18, 2015

Trade Date: Monday, May 18, 2015 @ 12:00 PM ET

Settlement Date: Thursday, May 21, 2015

Minimum Denomination/Increments: $1,000.00/$1,000.00

Initial trades settle flat and clear SDFS: DTC Book-Entry only

DTC Number 0235 via RBC Dain Rauscher Inc.

If the maturity date, redemption date or an interest payment date for any note is not a business day (as that term is defined in the prospectus), principal, premium, if any, and interest for that note is paid on the next business day, and no interest will accrue from, and after, the maturity date, redemption date or interest payment date (following unadjusted business day convention).

* The survivor’s option feature of your note is subject to important limitations, restrictions and procedural requirements further described on page S-52 of your prospectus supplement.

The Bank of New York will act as trustee for the Notes. Citibank, N.A., will act as paying agent, registrar and transfer agent for the Notes and will administer any survivor’s options with respect thereto.

In the opinion of John M. Cafiero, as counsel to Prudential Financial, Inc. (the Company), when the notes offered by this prospectus supplement have been executed and issued by the Company as authenticated by the trustee pursuant to the indenture, and delivered against payment as contemplated herein, such notes will be valid and binding obligation of the Company, subject to bankruptcy, insolvency, fradulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles. This opinion is given as of the date hereof and is limited to Federal law and the laws of New Jersey and New York. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and the genuineness of signatures and to such counsel’s reliance on officers of the Company and other sources as to certain factual matters, all as stated in the opinion of John M. Cafiero, dated March 3, 2015, which has been filed as exhibit no. 5.1 to the registration statement.

InterNotes® is a registered trademark of Incapital Holdings LLC. All Rights Reserved.

Prudential Financial, Inc. Prudential Financial Retail Medium Term Notes, including Prudential Financial Internotes® Prospectus Dated March 3, 2015 and Prospectus Supplement Dated March 3, 2015